Inland Real Estate Corporation
Reporting and Non-Retaliation Policy

May 28, 2004

Purpose

This policy addresses the commitment of Inland Real Estate Corporation, a Maryland corporation (the “Company”), to integrity and ethical behavior by helping to foster and maintain an environment where employees can act without fear of retaliation.   Employees are strongly encouraged to discuss with supervisors, managers or other appropriate personnel when in doubt about the best and ethical course of action in a particular situation.   The purpose of this policy is to encourage all employees to disclose any wrongdoing or suspected wrongdoing that may adversely impact the Company, the Company’s customers, shareholders, employees, investors or the public at large.   This policy also sets forth (i) an investigative process of reported acts of wrongdoing and retaliation and (ii) procedures for reports of wrongdoing from employees on a confidential and anonymous basis and from other interested third parties.

Reports of Wrongdoing

The Company shall not take adverse employment action against an employee in retaliation for:

  any reports of wrongdoing or suspected wrongdoing made in good faith; or
  providing information or causing information to be provided in an investigation conducted by any state or federal regulatory agency or authority, a member of the U.S. Congress, any committee of Congress, or person at the Company with supervisory or similar authority over the employee, regarding any conduct that the employee in good faith believes constitutes a violation of state or federal law regarding securities fraud, any rule or regulation of the Securities and Exchange Commission or any provision of state or federal law relating to fraud against the Company’s shareholders; or
  participating in an investigation, hearing, court proceeding or other administrative inquiry in connection with a report of wrongdoing or suspected wrongdoing.

This policy is intended to encourage reporting of wrongdoing or suspected wrongdoing by the Company’s employees and presumes that employees will act in good faith and will not make false accusations.   Employees are encouraged to err on the side of caution by reporting any apparent act of wrongdoing, so long as the report is made in good faith.  An employee who knowingly or recklessly makes statements or disclosures that are not in good faith may be subject to discipline, which may include termination.   Employees who report acts of wrongdoing or suspected wrongdoing pursuant to this policy can and will continue to be held to general job performance standards and adherence to the Company’s other applicable policies and procedures.   The fact that an employee has made a report under this policy does not in any way preclude the Company from taking any lawful employment action unrelated to the making of such report.

Definitions

For purposes of this policy, the following terms shall have the following meanings:

(1)        Good Faith.  Good faith is evident when a report of wrongdoing or suspected wrongdoing is made without malice or consideration of personal benefit and the employee has a reasonable basis to believe that the report is true; provided, however, a report of wrongdoing or suspected wrongdoing does not have to proven to be true to be made in good faith.   Good faith is lacking when the disclosure is known to be malicious or false.

(2)        Wrongdoing.  Examples of wrongdoing include, but are not limited to, fraud, including financial fraud and accounting fraud, violation of laws and regulations, violations of Company policies and procedures, unethical behavior or practices, endangerment to public health or safety, negligence of duty and/or questionable accounting, auditing or internal control matters.

(3)        Adverse Employment Action.  Examples of adverse employment action include, but are not limited to, demotion, suspension, termination, transfer to a lesser position, denial of promotions, denial of benefits, threats, harassment or denial of compensation as a result of the employee’s report of wrongdoing, or any manner of discrimination against an employee in the terms and conditions of employment because of any other lawful act done by the employee pursuant to this policy or Section 806 of the Sarbanes-Oxley Act of 2002.

Reports of Wrongdoing

Employees who become aware of or suspect any wrongdoing are encouraged to make a report as soon as possible by contacting the Company’s Corporate Compliance Officer.   Reports should be as complete as possible so that the matter can be fully investigated (for example, the names of persons allegedly involved, dates, and a detailed description of the nature of the wrongdoing), and may be provided in writing, telephonically or in person. Contact information for the Corporate Compliance Officer is as follows:

David J. Kayner, Secretary and General Counsel
Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, Illinois  60523
Tel:   (888) 307-6342

In the event the wrongdoing or suspected wrongdoing concerns the Corporate Compliance Officer, the report should be filed with the Audit Committee of the Board of Directors.  Contact information for the Audit Committee is as follows:

Joel G. Herter, Chairman of the Audit Committee
Wolf & Company LLP
2100 Clearwater Drive
Oak Brook, Illinois 60523
Tel:  (630) 545-4510
Fax:  (630) 574-7818
joel.herter@wolfco-fs.com

Except for employees who choose otherwise, the identity of any employee who makes reports pursuant to this policy shall not be revealed to persons in the employee’s department, division or work location.   The Company will make good faith efforts to protect the confidentiality of employees making reports; provided, however, the Company or its employees and agents shall be permitted to reveal the reporting employee’s identity, if available, and confidential information to the extent necessary to permit a thorough and effective investigation of the wrongdoing or suspected wrongdoing.

Confidential and Anonymous Reports

In addition to the other procedures set forth herein, the Company has established procedures by which employees may make confidential and anonymous submission of a report of wrongdoing or suspected wrongdoing.   Employees wishing to make such a confidential and anonymous submission should call the toll-free Compliance Line, 1-800-[   -    ], to leave information for the Corporate Compliance Officer, who will prepare a written record of the submission.   Employees wishing to remain anonymous need not provide identifying information.   The Compliance Line is available 24 hours a day, seven days a week.

Reports by Third Parties

Persons other than employees may submit claims of wrongdoing or suspected wrongdoing to the Company by using the Compliance Line as described above.

Investigations

For each reported instance of wrongdoing or suspected wrongdoing, an inquiry or investigation will be initiated to determine if the report can be substantiated or has merit.   A confidential file for each report or complaint will be maintained for a period of no less than seven (7) years.   Human Resources or other appropriate management personnel may be contacted to determine what employment action, if any, should be taken with respect to the conduct of the alleged offender.   The Company also may enlist the help of other employees and/or outside legal, accounting or other advisors as appropriate to assist in, or conduct, any investigation of the wrongdoing or suspected wrongdoing.  Results of all investigations will be reviewed by the Chief Executive Officer, Chief Operating Officer or General Counsel and reported to the Audit Committee of the Board of Directors.

Complaints of Retaliation

Claims of acts of retaliation should be submitted to the Vice President of Human Resources who will initiate an investigation.   Contact information for the Vice President of Human Resources is as follows:

Barbara White, Director of Human Resources
Inland Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois  60523
Tel:  (630) 954-5670
bwhite@inlandgroup.com